As filed with the Securities and Exchange Commission on February 23, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

____________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

Lexmark International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

           Delaware               06-1308215
(State or Other Jurisdiction of                (I.R.S. Employer
 Incorporation or Organization)           Identification Number)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(859) 232-2000
(Address of Principal Executive Offices)
____________________

Lexmark International, Inc. 2013 Equity Compensation Plan
(Full Title of the Plan)
____________________

Robert J. Patton, Esq.
Vice President, General Counsel and Secretary
Lexmark International, Inc.
One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(859) 232-2000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

              Large accelerated filer  ☒                                                     Accelerated filer  ☐
       Non-accelerated filer  ☐                                                       Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed maximum
Title of securities	Amount to be	Proposed maximum	aggregate offering	Amount of
to be registered	registered(1)	offering price per share(2)	Price(2)	registration fee(3)

Class A Common Stock,	6,921,368	$44.48	$307,862,448	$35,774
par value $0.01 per share

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Common Stock.

(2)
Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee.  The fee with respect to the shares of Common Stock registered herein is based on the average of the high and low sale prices on February 19, 2015 of Registrant’s shares of Common Stock as reported on the New York Stock Exchange.

(3)
Pursuant to Rule 457(p) under the Securities Act, the registration fee of $35,774 is offset by registration fees of $8,168 previously paid by the registrant with respect to 2,166,467 unissued shares of Class A common stock registered under Registration Statements on Form S-8 (Registration No. 333-178451) of the Registrant filed with the Securities and Exchange Commission on December 12, 2011). Of those previously paid registration fees, $8,168 shall be applied to the registration fee associated with this Registration Statement. A post-effective amendment to the foregoing Registration Statement to deregister such 2,166,467 unissued shares is being filed contemporaneously with the filing of this Registrations Statement.

EXPLANATORY NOTE

This registration statement registers 6,921,368 shares of the Class A common stock, par value $0.01 per share (the “Common Stock”), of Lexmark International, Inc. (the “Company”) that may be issued and sold under the Company’s 2013 Equity Compensation Plan (the “Plan”). The 6,921,368 shares of Common Stock registered by this registration statement are comprised of (i) 2,166,467 shares that were previously registered for issuance under the Company’s Stock Incentive Plan (the “Predecessor Plan”) and (ii) 4,754,901 shares that have not previously been registered. None of the shares registered hereunder relating to the Predecessor Plan may be issued under the Predecessor Plan; such shares may be offered and sold only under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) under the Securities Act.  Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

1.           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 3, 2014;

2.           The Registrant’s Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2014, filed on May 2, 2014; June 30, 2014, filed on August 1, 2014; and September 30, 2014, filed October 31, 2014.

3.           The Registrant’s Current Reports on Form 8-K filed on January 7, 2014, February 3, 2014, February 6, 2014, February 25, 2014, April 24, 2014, May 6, 2014, May 7, 2014, May 12, 2014, May 20, 2014, June 18, 2014, July 14, 2014, July 28, 2014, August 5, 2014, August 20, 2014, September 8, 2014, October 15, 2014, October 29, 2014, November 6, 2014, December 22, 2014, January 5, 2015 and January 30, 2015 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instruction to Form 8-K shall not be incorporated by reference into the Registration Statement); and

4.           The description of the Registrant’s common stock included in the Registration Statement on Form 8-A dated October 27, 1995, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this

Registration Statement and prior to the filing of a post-effective amendment, which indicates that all of the securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not  Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the shares of Common Stock being registered on this Registration Statement has been passed upon by Robert J. Patton, Esq., the Registrant’s Vice President, General Counsel and Secretary.  Mr. Patton beneficially owns shares of Common Stock and options to purchase shares of common stock of the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to Section 145 of the Delaware General Corporation Law (“Delaware Law”), a Delaware corporation may indemnify any person who is or was, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interests, and, for criminal actions or proceedings, had no reasonable cause to believe such person’s conduct was unlawful.

Delaware Law also permits indemnification by a Delaware corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification is permitted in respect to any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless (and only to the extent that) the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses, which such court deems proper.

Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred.

Delaware Law provides that the indemnification described above is not deemed exclusive of any other indemnification that a corporation by grant pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.  Delaware Law also permits corporations to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

Pursuant to Article FIFTH of the Registrant’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Article VI of the Registrant’s By-Laws (the “By-Laws”), the Registrant is required to indemnify its directors and officers to the fullest extent permitted by Delaware Law.  Further, pursuant to specific authority granted by Section 102 of Delaware Law, Article FIFTH of the Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

(a)
No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided, that nothing contained in this Restated Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, the Registrant has entered into an indemnification agreement with each of its directors and certain of its officers indemnifying each of them against certain liabilities that may arise as a result of their status or service as directors or officers and providing for the advancement of expenses.  The provisions in these indemnification agreements are intended to be in furtherance and not in limitation of the general right to indemnification, provided in the Certificate of Incorporation and the By-Laws.  Pursuant to Section 145 of Delaware Law and the By-Laws, the Registrant also maintains a directors’ and officers’ insurance policy pursuant to which the Registrant’s directors and officers are insured against any liability asserted against them in such capacity or arising out of their status as such.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

The Exhibits to this Registration Statement are listed in the Exhibit Index, and are incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

(a)           The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission  by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Kentucky, on February 23, 2015.

LEXMARK INTERNATIONAL, INC.

By: /s/ Paul A. Rooke Paul A. Rooke
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date
/s/ Paul A. Rooke	Chairman and Chief Executive Officer	February 23, 2015
Paul A. Rooke	(Principal Executive Officer)

/s/ David Reeder	Vice President and Chief Financial Officer	February 23, 2015
David Reeder	(Principal Financial and Accounting Officer)

*	Director	February 23, 2015
Jared L. Cohon

*	Director	February 23, 2015
J. Edward Coleman

*	Director	February 23, 2015
W. Roy Dunbar

*	Director	February 23, 2015
William R. Fields

*	Director	February 23, 2015
Ralph E. Gomory

*	Director	February 23, 2015
Stephen R. Hardis

*	Director	February 23, 2015
Sandra L. Helton

*	Director	February 23, 2015
Robert Holland, Jr.

*	Director	February 23, 2015
Michael J. Maples

*	Director	February 23, 2015
Jean-Paul L. Montupet

*	Director	February 23, 2015
Kathi P. Seifert

*  By signing his name hereto, Robert J. Patton, signs this document on behalf of each of the persons indicated above pursuant to a power of attorney duly executed by such person.
By: /s/ Robert J. Patton
Robert J. Patton, Esq.
Attorney-in-Fact

LEXMARK INTERNATIONAL, INC.
INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
4.1
Restated Certificate of Incorporation of Lexmark International, Inc. (filed as Exhibit 3.1 to the Registrant’s Form 8-K, filed with the Commission on April 26, 2013, and incorporated herein by reference).

4.2
By-Laws of Lexmark International, Inc., as amended and restated April 25, 2013 (filed as Exhibit 3.2 to the Registrant’s Form 8-K, filed with the Commission on April 26, 2013, and incorporated herein by reference).

5	Opinion of Robert J. Patton, Esq. as to the legality of the securities being registered that constitute original issue shares.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Robert J. Patton, Esq. (included as part of Exhibit 5).
24	Power of Attorney.
99.1
Lexmark International, Inc. 2013 Equity Compensation Plan (filed as Exhibit A to the Registrant’s Proxy Statement on Schedule 14A, filed with the Commission on March 14, 2013, and incorporated herein by reference).